Exhibit 99.1

NEWS
INVESTOR CONTACT: (818) 225-3550
David Bigelow or Lisa Riordan
MEDIA CONTACT: (800) 796-8448

COUNTRYWIDE STOCKHOLDERS APPROVE TRANSACTION WITH BANK OF AMERICA
CALABASAS, CA (June 25, 2008) — Countrywide Financial Corporation (NYSE: CFC) today announced that at its special stockholders meeting this morning, Countrywide stockholders approved the merger of Countrywide with a wholly-owned subsidiary of Bank of America Corporation (NYSE: BAC) in a stock transaction. The holders of more than 69% of the outstanding shares of Countrywide common stock entitled to vote approved the transaction.
The merger is expected to close on July 1, 2008, pending the satisfaction of customary closing conditions.
About Countrywide
Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide originates, purchases, securitizes, sells, and services residential and commercial loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Company, visit Countrywide’s website at www.countrywide.com.
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Investor Relations
4500 Park Granada • Calabasas, CA 91302 • 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, FSB are Equal Housing Lenders. ©2008 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.